Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	June 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$5,937	$5,427
Marketable securities	11,537	10,749
Loaned securities	5,317	5,667

Total cash, marketable and loaned securities	22,791	21,843
Receivables, net	3,016	2,721
Inventories	10,614	9,181
Deferred income taxes	3,083	3,225
Other current assets	8,166	6,839

Total current assets	47,670	43,809
Equity in net assets of affiliated companies	1,897	1,930
Net property	40,680	41,993
Deferred income taxes	10,640	12,092
Goodwill and other intangible assets	6,187	6,254
Assets of discontinued/held-for-sale operations	2	68
Other assets	15,417	14,495

Total Automotive assets	122,493	120,641

Financial Services
Cash and cash equivalents	9,711	16,343
Investments in securities	1,156	1,123
Finance receivables, net	108,459	110,893
Net investment in operating leases	32,412	31,859
Retained interest in sold receivables	16,396	13,017
Goodwill and other intangible assets	999	1,008
Assets of discontinued/held-for-sale operations	385	388
Other assets	12,067	17,292
Receivable from Automotive	3,016	3,356

Total Financial Services assets	184,601	195,279

Total assets	$307,094	$315,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$15,947	$15,289
Other payables	3,547	2,942
Accrued liabilities	35,415	32,171
Debt payable within one year	760	1,806
Current payable to Financial Services	598	124

Total current liabilities	56,267	52,332
Senior debt	12,987	13,832
Subordinated debt	5,155	5,155

Total long-term debt	18,142	18,987
Other liabilities	43,184	45,104
Deferred income taxes	1,652	2,352
Liabilities of discontinued/held-for-sale operations	21	94
Payable to Financial Services	2,418	3,232

Total Automotive liabilities	121,684	122,101
Financial Services
Payables	2,385	2,189
Debt	149,199	159,011
Deferred income taxes	11,010	11,061
Other liabilities and deferred income	8,379	9,211
Liabilities of discontinued/held-for-sale operations	91	37

Total Financial Services liabilities	171,064	181,509

Minority interests	785	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,341	5,374
Accumulated other comprehensive income/(loss)	(1,209)	(414)
Treasury stock	(1,761)	(1,749)
Earnings retained for use in business	11,171	8,421

Total stockholders’ equity	13,561	11,651

Total liabilities and stockholders’ equity	$307,094	$315,920